Exhibit 10.1
AMENDMENT TO THE
SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN
     THIS AMENDMENT (“Amendment”) to the Spirit AeroSystems Holdings, Inc. Amended and Restated Executive Incentive Plan (the “Plan”) is made by Spirit AeroSystems Holdings, Inc. (the “Company”), as sponsor of the Plan.
     WHEREAS, the Company sponsors the Plan and has reserved the unilateral right to amend the Plan pursuant Section 8.01 of the Plan; and
     WHEREAS, it has become desirable to amend the Plan to extend the time-based service condition applicable to Restricted Shares under Section 5.02.C. of the Plan for certain key officers of the Company in an effort to secure further services from them; and
     WHEREAS, the Company’s board of directors has reviewed the terms and provisions of this Amendment and found them acceptable.
     NOW, THEREFORE, on the basis of the foregoing premises, the Plan is hereby amended as follows:
     1. Modification of Period of Service. Section 5.02.C. of the Plan is amended in its entirety to read as follows:
C.	Period of Service. The percentage determined under this Paragraph C. upon a Liquidity Event shall be as follows:
1.	For each Participant actively performing services for the Employer on the date of the Liquidity Event, 100%; and

2.	For each Participant not actively performing services for the Employer on the date of the Liquidity Event, the applicable percentage corresponding to the number of years of service after the Grant Date (as defined below) with which the Participant has been credited under the Plan, determined by the Committee in its Sole Discretion in accordance with the following table.

Years	Applicable
of Service	Percentage
Less than 1	0.00%
1 but less than 2	20.00%
2 but less than 3	40.00%
3 but less than 4	60.00%
4 but less than 5	80.00%
5 or more	100.00%

Except as otherwise provided in this Section 5.02.C., a Participant shall be credited with one year of service after the Closing Date for each 12-month period ending on an anniversary of the date Restricted Shares were granted to the Participant (the “Grant Date,” except that if the date of grant is within 60 days of the Closing Date, the Grant Date shall be deemed to be the Closing Date) during which the Participant had continuously performed services for the Employer.
Notwithstanding the foregoing, the following overriding rules will apply in determining a Participant’s percentage under this Section 5.02.C.:
(1)	With respect to any Participant who was employed by the Employer on the Closing Date and who is an executive officer of the Company on the fifth anniversary of the Grant Date, such Participant will not be credited with a fifth year of service after the Grant Date for purposes of this Section 5.02.C. unless and until the earlier to occur of the following: (i) September 12, 2010, if the Participant remains continuously employed by the Employer until such date; or (ii) the date of the Participant’s Separation from Service due to death or disability, if such separation occurs on or after the fifth anniversary of the Grant Date and on or before September 12, 2010. For purposes of this subparagraph, a Participant will be deemed to have incurred a Separation from Service due to disability if the Participant qualifies for benefits under the Employer’s long-term disability insurance program as a result of such separation.

(2)	The Committee may, in its Sole Discretion, credit a Participant with additional years of service after the applicable Grant Date or otherwise increase the percentage determined under this Paragraph C., if the Committee, in its Sole Discretion, determines it is in the best interests of the Company to do so.
     2. Remaining Provisions. All remaining provisions of the Plan will continue in full force and effect.
     3. Capitalized Terms. Any capitalized terms not specifically defined herein will have the meanings set forth in the Plan.
     4. Effective Date. This Amendment will be effective from and after the date of its approval and adoption by the Board of Directors (the “Effective Date”).

     IN WITNESS WHEREOF, this Amendment is executed by a duly authorized representative of the Company on the 2nd day of February, 2010, to be effective as of the Effective Date.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Gloria Farha Flentje
Name:	Gloria Farha Flentje
Title:	Senior Vice President Corporate Administration and Human Resources